Exhibit 99.1
Marathon Petroleum Corp. Reports Second-Quarter 2025 Results
•Second-quarter net income attributable to MPC of $1.2 billion, or $3.96 per diluted share
•$3.3 billion of adjusted EBITDA, driven by refining execution and commercial excellence; and continued Midstream strength
•Progressed Permian Natural Gas & NGL growth strategies with MPLX’s announced acquisition of Northwind Midstream
•$1.0 billion of capital returned, inclusive of $692 million of share repurchases

FINDLAY, Ohio, Aug 5, 2025 – Marathon Petroleum Corp. (NYSE: MPC) today reported net income attributable to MPC of $1.2 billion, or $3.96 per diluted share, for the second quarter of 2025, compared with net income attributable to MPC of $1.5 billion, or $4.33 per diluted share, for the second quarter of 2024.
The second quarter of 2025 adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) was $3.3 billion, compared with $3.4 billion for the second quarter of 2024. Adjustments are shown in the accompanying release tables.
“Our second quarter results reflect actions we have taken to deliver on our strategic commitments,” said President and Chief Executive Officer Maryann Mannen. “In refining, our team delivered 97% utilization and 105% margin capture; and we remain constructive on the long-term outlook. We have advanced our portfolio optimization for today and the future with MPLX’s announcement of a $2.375 billion midstream acquisition in the Permian and MPC’s $425 million divestiture of its partial interest in ethanol production facilities. We believe execution of our strategic commitments will position our integrated system to deliver industry-leading capital returns and offer a compelling value proposition for our shareholders.”

Results from Operations
Adjusted EBITDA (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Refining & Marketing segment adjusted EBITDA	$1,890	$2,022	$2,379	$4,008
Midstream segment adjusted EBITDA	1,641	1,620	3,361	3,209
Renewable Diesel segment adjusted EBITDA	(19)	(27)	(61)	(117)
Subtotal	3,512	3,615	5,679	7,100
Corporate	(243)	(223)	(453)	(451)
Add: Depreciation and amortization	17	23	35	47
Adjusted EBITDA	$3,286	$3,415	$5,261	$6,696

Refining & Marketing (R&M)
Segment adjusted EBITDA was $1.9 billion in the second quarter of 2025, versus $2.0 billion for the second quarter of 2024. R&M segment adjusted EBITDA was $6.79 per barrel for the second quarter of 2025, versus $7.28 per barrel for the second quarter of 2024. Segment adjusted EBITDA excludes refining planned turnaround costs, which totaled $250 million in the second quarter of 2025 and $182 million in the second quarter of 2024.
R&M margin was $17.58 per barrel for the second quarter of 2025, versus $17.53 per barrel for the second quarter of 2024. Crude capacity utilization was 97%, resulting in total throughput of 3.1 million barrels per day (bpd) for the second quarter of 2025. R&M margin results were driven by higher capture, despite a weaker margin environment year-over-year.
Refining operating costs were $5.34 per barrel for the second quarter of 2025, versus $4.91 per barrel for the second quarter of 2024.
Midstream
Segment adjusted EBITDA was $1.6 billion in the second quarter of 2025, versus $1.6 billion for the second quarter of 2024. The results were primarily driven by higher rates and throughputs, offset by higher operating expenses.
Renewable Diesel
Segment adjusted EBITDA was $(19) million in the second quarter of 2025, versus $(27) million for the second quarter of 2024. The improvement in segment results was primarily due to increased utilization and higher margins.
Corporate and Items Not Allocated
Corporate expenses totaled $243 million in the second quarter of 2025, compared with $223 million in the second quarter of 2024.
Financial Position, Liquidity, and Return of Capital
As of June 30, 2025, MPC had $1.7 billion of cash and cash equivalents, including $1.4 billion of cash at MPLX, and no borrowings outstanding under its $5 billion five-year bank revolving credit facility. As of June 30, 2025, MPC had $210 million of commercial paper borrowings outstanding.
On May 1, 2025, MPC repaid all of its outstanding $1.25 billion senior notes due May 2025.

MPLX intends to finance its recently completed acquisition of the remaining 55% of the BANGL pipeline system and its announced acquisition of Northwind Midstream with debt.
In the second quarter, the company returned approximately $1.0 billion of capital to shareholders. As of June 30, 2025, the company had $6.0 billion available under its share repurchase authorizations.
Strategic Update
MPC’s Refining & Marketing 2025 capital spending outlook includes continued high-return investments at its Los Angeles, Galveston Bay and Robinson refineries. In addition to these multi-year investments, the company is executing shorter-term projects that offer high returns through margin enhancement and cost reduction.
•Los Angeles: An investment targeted at improving the refinery’s competitiveness by integrating and modernizing utility systems to improve reliability and increase energy efficiency. It is also intended to address a regulation mandating emissions reductions for all Southern California refineries. Capital spending in 2025 is expected to be $100 million, with an estimated return of approximately 20% and a completion targeted for year-end 2025.
•Robinson: A project that will increase the refinery’s flexibility to optimize jet fuel production to meet growing demand. Capital spending in 2025 is expected to be $150 million, with another $50 million in 2026. The project’s estimated return is 25% and completion is expected by year-end 2026.
•Galveston Bay: A project to upgrade high-sulfur distillate to higher-value ultra-low sulfur diesel with the addition of a 90 thousand barrel per day high-pressure distillate hydrotreater (DHT). Capital spending in 2025 is expected to be $200 million, with another $575 million in 2026 and 2027. The project’s estimated return is greater than 20% and completion of the DHT is expected by year-end 2027.
In the third quarter, the company completed the sale of its interest in an ethanol production joint venture to its partner for gross proceeds of $425 million.
MPC’s Midstream segment is expanding its Permian to Gulf Coast integrated value chain, progressing long-haul pipeline growth projects to support expected increased producer activity, and investing in Permian and Marcellus processing capacity in response to producer demand. Updates include:
Newly Announced
•Northwind Midstream: MPLX has entered into a definitive agreement to acquire Northwind Delaware Holdings LLC (Northwind Midstream) for $2.375 billion in cash. Northwind Midstream provides sour gas gathering, treating, and processing services in Lea County, New Mexico. The portfolio includes over 200,000 dedicated acres, 200+ miles of gathering pipelines, two in-service acid gas injection wells, and a third permitted well which will bring its total capacity to 37 million cubic feet per day (MMcf/d). The system is designed to have 440 MMcf/d of sour gas treating capacity, which is anticipated to be fully online in the second half of 2026. The system is supported by minimum volume commitments from the Delaware basin’s top producers. The transaction is expected to close in the third quarter of 2025 and is subject to customary closing conditions, including regulatory clearance.
Ongoing
•Secretariat: A 200 MMcf/d processing plant increasing MPLX's gas processing capacity in the Permian basin to 1.4 Bcf/d; expected in service at the end of 2025.

•Harmon Creek III: Consists of a 300 MMcf/d processing plant and 40 thousand bpd (mbpd) de-ethanizer, which will increase MPLX's processing capacity in the Northeast to 8.1 Bcf/d and fractionation capacity to 800 mbpd; expected in service in the second half of 2026.
•BANGL Pipeline: In July, MPLX acquired the remaining 55% of BANGL, LLC, resulting in 100% ownership. The BANGL pipeline is expanding from 250 mbpd to 300 mbpd and will enable liquids to reach MPLX's Gulf Coast fractionators. The expansion is expected in service in the second half of 2026.
•Blackcomb and Rio Bravo Pipelines: These pipelines (up to 2.5 Bcf/d and 4.5 Bcf/d, respectively) are designed to transport natural gas from the Permian to domestic and export markets along the Gulf Coast; expected in-service in the second half of 2026.
•Traverse Pipeline: A bi-directional 2.5 Bcf/d pipeline designed to transport natural gas along the Gulf Coast between Agua Dulce and the Katy area. The pipeline enhances optionality for shippers to access multiple premium markets and is expected in service in 2027.
•Gulf Coast Fractionators: Two 150 mbpd fractionation facilities near MPC's Galveston Bay refinery. The fractionation facilities are expected in service in 2028 and 2029. MPC is contracting with MPLX to purchase offtake from the fractionators, which MPC intends to market globally.
•LPG Export Terminal: A strategic partnership with ONEOK, Inc. to develop a 400 mbpd LPG export terminal and an associated pipeline, which is anticipated in service in 2028.

Third-Quarter 2025 Outlook

Refining & Marketing Segment:
Refining operating costs per barrel(a)	$5.70
Distribution costs (in millions)	$1,525
Refining planned turnaround costs (in millions)	$400
Depreciation and amortization (in millions)	$415

Refinery throughputs (mbpd):
Crude oil refined	2,730
Other charge and blendstocks	210
Total	2,940

Corporate (includes $20 million of D&A)	$240

(a)Excludes refining planned turnaround and depreciation and amortization expense.

Conference Call
At 11:00 a.m. ET today, MPC will hold a conference call and webcast to discuss the reported results and provide an update on company operations. Interested parties may listen by visiting MPC’s website at www.marathonpetroleum.com. A replay of the webcast will be available on the company’s website for two weeks. Financial information, including the earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.marathonpetroleum.com.

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About Marathon Petroleum Corporation
Marathon Petroleum Corporation (MPC) is a leading, integrated, downstream and midstream energy company headquartered in Findlay, Ohio. The company operates the nation’s largest refining system. MPC’s marketing system includes branded locations across the United States, including Marathon brand retail outlets. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.
Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President Finance and Investor Relations
Brian Worthington, Senior Director, Investor Relations
Alyx Teschel, Director, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

References to Earnings and Defined Terms
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.
Refining margin capture or “capture” is an operations metric that represents MPC’s ability to convert benchmark market conditions into realized operational performance. Capture reflects the percentage of our R&M Margin Indicator realized in our reported R&M Margin and is calculated by dividing our reported R&M Margin to the R&M Margin Indicator. We use and believe our investors use this metric to evaluate our Refining & Marketing segment’s operating, financial and commercial performance relative to benchmark margin and market indicators and prevailing market conditions.

The calculation of our R&M Margin Indicator, along with other relevant statistical data is available on our website at www.marathonpetroleum.com/Investors/Investor-Market-Data. MPC intends to provide this information, and provide updates to such information, on its Investors website no later than the close of business on the second business day following the end of each month unless otherwise noted, and may also provide one to two additional updates within each month. Interested parties may register to receive automatic email alerts when the information is updated by clicking on “Sign Up” at https://www.marathonpetroleum.com/Investors/ and following the instructions provided.

Forward-Looking Statements
This press release contains forward-looking statements regarding MPC. These forward-looking statements may relate to, among other things, MPC’s expectations, estimates and projections concerning its business and operations, financial priorities, strategic plans and initiatives, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance (“ESG”) plans and goals, including those related to greenhouse gas emissions and intensity reduction targets, freshwater withdrawal intensity reduction targets, inclusion and ESG reporting. Forward-looking and other statements regarding our ESG plans and goals are not an indication that these statements are material to investors or are required to be disclosed in our filings with the Securities Exchange Commission (SEC). In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “endeavor,” “estimate,” “expect,” “focus,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “progress,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “strive,” “support,” “target,” “trends,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPC cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPC, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas, natural gas liquids (“NGLs”), or renewable diesel and other renewable fuels or taxation, including changes in tax regulations or guidance promulgated pursuant to the new legislation implemented in the One, Big, Beautiful Bill Act; volatility in and degradation of general economic, market, industry or business conditions, including as a result of pandemics, other infectious disease outbreaks, natural hazards, extreme weather events, regional conflicts such as hostilities in the Middle East and in Ukraine, tariffs, inflation or rising interest rates; the regional, national and worldwide demand for refined products and renewables and related margins; the regional, national or worldwide availability and pricing of crude oil, natural gas, renewable diesel and other renewable fuels, NGLs and other feedstocks and related pricing differentials; the adequacy of capital resources and liquidity and timing and amounts of free cash flow necessary to execute our business plans, affect future share repurchases and to maintain or grow our dividend; the success or timing of completion of ongoing or anticipated projects; changes to the expected construction costs and in service dates of planned and ongoing projects and investments, including pipeline projects and new processing units, and the ability to obtain regulatory and other approvals with respect thereto; the ability to obtain the necessary regulatory approvals and satisfy the other conditions necessary to consummate planned transactions within the expected timeframes if at all, including the announced Northwind acquisition; the ability to realize expected returns or other benefits on anticipated or ongoing projects or planned transactions, including the announced Northwind acquisition; the availability of desirable strategic alternatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; the inability or failure of our joint venture partners to fund their share of operations and development activities; the financing and distribution decisions of joint ventures we do not control; our ability to successfully implement our sustainable energy strategy and principles and to achieve our ESG plans and goals within the expected timeframes if at all; changes in government incentives for emission-reduction products and technologies; the outcome of research and development efforts to create future technologies necessary to achieve our ESG plans and goals; our ability to scale projects and technologies on a commercially competitive basis; changes in regional and global economic growth rates and consumer preferences, including consumer support for emission-reduction products and technology; industrial incidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the imposition of windfall profit taxes, maximum refining margin penalties, minimum inventory requirements or refinery maintenance and turnaround supply plans on companies operating within the energy industry in California or other jurisdictions; the establishment or increase of tariffs on goods, including crude oil and other feedstocks imported into the United States, other trade protection measures or restrictions or retaliatory actions from foreign governments; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” and “Disclosures Regarding Forward-Looking Statements” in MPC’s and MPLX’s Annual Reports on Form 10-K for the year ended Dec. 31, 2024, and in other filings with the SEC. Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office. Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

Consolidated Statements of Income (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per-share data)	2025	2024	2025	2024
Revenues and other income:
Sales and other operating revenues	$33,799	$37,914	$65,316	$70,620
Income from equity method investments	212	373	442	577
Net gain (loss) on disposal of assets	6	(1)	6	19
Other income	84	76	187	357
Total revenues and other income	34,101	38,362	65,951	71,573
Costs and expenses:
Cost of revenues (excludes items below)	30,025	33,945	59,385	63,538
Depreciation and amortization	789	838	1,582	1,665
Selling, general and administrative expenses	867	823	1,650	1,602
Other taxes	223	234	450	462
Total costs and expenses	31,904	35,840	63,067	67,267
Income from operations	2,197	2,522	2,884	4,306
Net interest and other financial costs	319	194	623	373
Income before income taxes	1,878	2,328	2,261	3,933
Provision for income taxes	268	373	305	666
Net income	1,610	1,955	1,956	3,267
Less net income attributable to:
Redeemable noncontrolling interest	—	5	—	15
Noncontrolling interests	394	435	814	800
Net income attributable to MPC	$1,216	$1,515	$1,142	$2,452

Per share data
Basic:
Net income attributable to MPC per share	$3.96	$4.34	$3.69	$6.90
Weighted average shares outstanding (in millions)	307	349	309	355

Diluted:
Net income attributable to MPC per share	$3.96	$4.33	$3.68	$6.88
Weighted average shares outstanding (in millions)	307	350	310	356

Capital Expenditures and Investments (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Refining & Marketing	$347	$302	$709	$592
Midstream	691	241	1,077	568
Renewable Diesel	1	2	2	3
Corporate(a)	26	24	53	42
Total	$1,065	$569	$1,841	$1,205

(a)Includes capitalized interest of $20 million, $12 million, $38 million and $24 million for the second quarter 2025, the second quarter 2024, the first six months of 2025 and the first six months of 2024, respectively.

Refining & Marketing Operating Statistics (unaudited)

Dollar per Barrel of Net Refinery Throughput	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Refining & Marketing margin(a)	$17.58	$17.53	$15.57	$18.38
Less:
Refining operating costs(b)	5.34	4.91	5.53	5.45
Distribution costs(c)	5.52	5.38	5.64	5.60
Other income(d)	(0.07)	(0.04)	(0.05)	(0.39)
Refining & Marketing segment adjusted EBITDA	$6.79	$7.28	$4.45	$7.72

Refining planned turnaround costs	$0.90	$0.66	$1.32	$1.60
Depreciation and amortization	1.45	1.63	1.52	1.73
Fees paid to MPLX included in distribution costs above	3.59	3.57	3.72	3.77

(a)Sales revenue less cost of refinery inputs and purchased products, divided by net refinery throughput.
(b)Excludes refining planned turnaround and depreciation and amortization expense.
(c)Excludes depreciation and amortization expense.
(d)Includes income or loss from equity method investments, net gain or loss on disposal of assets and other income or loss.

Refining & Marketing - Supplemental Operating Data	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Refining & Marketing refined product sales volume (mbpd)(a)	3,835	3,706	3,642	3,474
Crude oil refining capacity (mbpcd)(b)	2,963	2,950	2,963	2,950
Crude oil capacity utilization (percent)(b)	97	97	93	90

Refinery throughputs (mbpd):
Crude oil refined	2,883	2,867	2,754	2,647
Other charge and blendstocks	177	184	201	207
Net refinery throughputs	3,060	3,051	2,955	2,854

Sour crude oil throughput (percent)	45	45	45	45
Sweet crude oil throughput (percent)	55	55	55	55

Refined product yields (mbpd):
Gasoline	1,526	1,527	1,506	1,448
Distillates	1,117	1,131	1,073	1,034
Propane	70	68	69	66
NGLs and petrochemicals	242	237	202	201
Heavy fuel oil	61	46	67	58
Asphalt	81	80	77	81
Total	3,097	3,089	2,994	2,888
Inter-region refinery transfers excluded from throughput and yields above (mbpd)	76	90	60	82

(a)Includes intersegment sales.
(b)Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

Refining & Marketing - Supplemental Operating Data by Region (unaudited)
The per barrel for Refining & Marketing margin is calculated based on net refinery throughput (excludes inter-refinery transfer volumes). The per barrel for the refining operating costs, refining planned turnaround costs and refining depreciation and amortization for the regions, as shown in the tables below, is calculated based on the gross refinery throughput (includes inter-refinery transfer volumes).
Refining operating costs exclude refining planned turnaround costs and refining depreciation and amortization expense.

Gulf Coast Region	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Dollar per barrel of refinery throughput:
Refining & Marketing margin	$15.17	$15.86	$13.59	$17.22
Refining operating costs	4.18	3.73	4.63	4.29
Refining planned turnaround costs	0.19	0.28	1.12	1.80
Refining depreciation and amortization	0.90	1.36	0.98	1.45

Gulf Coast Region	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Refinery throughputs (mbpd):
Crude oil refined	1,233	1,192	1,124	1,087
Other charge and blendstocks	154	162	161	172
Gross refinery throughputs	1,387	1,354	1,285	1,259

Sour crude oil throughput (percent)	55	55	58	56
Sweet crude oil throughput (percent)	45	45	42	44

Refined product yields (mbpd):
Gasoline	637	639	617	604
Distillates	511	512	462	456
Propane	40	39	39	37
NGLs and petrochemicals	149	139	127	125
Heavy fuel oil	58	40	52	48
Asphalt	19	15	15	15
Total	1,414	1,384	1,312	1,285
Inter-region refinery transfers included in throughput and yields above (mbpd)	51	51	37	46

Mid-Continent Region	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Dollar per barrel of refinery throughput:
Refining & Marketing margin	$17.86	$17.49	$15.49	$18.08
Refining operating costs	5.01	4.71	4.96	4.98
Refining planned turnaround costs	1.04	1.20	0.84	1.16
Refining depreciation and amortization	1.35	1.34	1.37	1.41

Refinery throughputs (mbpd):
Crude oil refined	1,165	1,157	1,146	1,094
Other charge and blendstocks	55	67	60	69
Gross refinery throughputs	1,220	1,224	1,206	1,163

Sour crude oil throughput (percent)	24	26	24	27
Sweet crude oil throughput (percent)	76	74	76	73

Refined product yields (mbpd):
Gasoline	633	638	637	613
Distillates	431	427	432	405
Propane	22	21	21	20
NGLs and petrochemicals	62	63	47	48
Heavy fuel oil	14	14	13	15
Asphalt	61	64	61	65
Total	1,223	1,227	1,211	1,166
Inter-region refinery transfers included in throughput and yields above (mbpd)	8	12	7	13

West Coast Region	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Dollar per barrel of refinery throughput:
Refining & Marketing margin	$23.18	$21.68	$20.60	$21.90
Refining operating costs	8.33	7.40	8.42	8.46
Refining planned turnaround costs	2.31	0.26	2.74	1.84
Refining depreciation and amortization	1.50	1.30	1.49	1.41

Refinery throughputs (mbpd):
Crude oil refined	485	518	484	466
Other charge and blendstocks	44	45	40	48
Gross refinery throughputs	529	563	524	514

Sour crude oil throughput (percent)	66	63	66	64
Sweet crude oil throughput (percent)	34	37	34	36

Refined product yields (mbpd):
Gasoline	271	280	264	262
Distillates	179	207	181	185
Propane	8	8	9	9
NGLs and petrochemicals	35	38	34	33
Heavy fuel oil	42	34	42	29
Asphalt	1	1	1	1
Total	536	568	531	519
Inter-region refinery transfers included in throughput and yields above (mbpd)	17	27	16	23

Midstream Operating Statistics (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Pipeline throughputs (mbpd)(a)	6,219	6,129	6,121	5,759
Terminal throughputs (mbpd)	3,183	3,197	3,139	3,063
Gathering system throughputs (million cubic feet per day)(b)	6,562	6,614	6,539	6,420
Natural gas processed (million cubic feet per day)(b)	9,740	9,568	9,760	9,470
C2 (ethane) + NGLs fractionated (mbpd)(b)	634	665	647	649

(a)Includes common-carrier pipelines and private pipelines contributed to MPLX. Excludes equity method affiliate pipeline volumes.
(b)Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Renewable Diesel Financial Data (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Renewable Diesel margin(a)	49	37	$75	$32
Less:
Operating costs(b)	66	59	136	126
Distribution costs(c)	25	19	47	51
Other income(d)	(23)	(14)	(47)	(28)
Renewable Diesel segment adjusted EBITDA	$(19)	$(27)	$(61)	$(117)

Planned turnaround costs	$25	$1	$36	$2
JV planned turnaround costs	2	—	10	—
Depreciation and amortization	18	17	36	33
JV depreciation and amortization	23	23	45	45

(a)Sales revenue less cost of renewable inputs and purchased products.
(b)Excludes planned turnaround and depreciation and amortization expense.
(c)Excludes depreciation and amortization expense.
(d)Includes income or loss from equity method investments, net gain or loss on disposal of assets and other income or loss.

Select Financial Data (unaudited)

	June 30, 2025	March 31, 2025
(in millions of dollars)
Cash and cash equivalents	$1,673	$3,812
Total consolidated debt(a)	28,654	30,910
MPC debt	7,429	8,492
MPLX debt	21,225	22,418
Equity	23,264	23,065

(in millions)
Shares outstanding	304	309

(a)    Net of unamortized debt issuance costs and unamortized premium/discount, net.

Non-GAAP Financial Measures
Management uses certain financial measures to evaluate our operating performance that are calculated and presented on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures we use are as follows:
Adjusted Net Income Attributable to MPC and Adjusted Diluted Income Per Share
Adjusted net income attributable to MPC is defined as net income attributable to MPC excluding the items in the table below, along with their related income tax effect. We have excluded these items because we believe that they are not indicative of our core operating performance. Adjusted diluted income per share is defined as adjusted net income attributable to MPC divided by the number of weighted-average shares outstanding in the applicable period, assuming dilution.
We believe the use of adjusted net income attributable to MPC and adjusted diluted income per share provides us and our investors with important measures of our ongoing financial performance to better assess our underlying business results and trends. Adjusted net income attributable to MPC or adjusted diluted income per share should not be considered as a substitute for, or superior to net income attributable to MPC, diluted net income per share or any other measure of financial performance presented in accordance with GAAP. Adjusted net income attributable to MPC and adjusted diluted income per share may not be comparable to similarly titled measures reported by other companies.
Reconciliation of Net Income Attributable to MPC to Adjusted Net Income Attributable to MPC (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Net income attributable to MPC	$1,216	$1,515	$1,142	$2,452
Pre-tax adjustments:
Gain on sale of assets	—	(151)	—	(151)
Tax impact of adjustments(a)	—	23	—	23
Non-controlling interest impact of adjustments	—	55	—	55
Adjusted net income attributable to MPC	$1,216	$1,442	$1,142	$2,379

Diluted income per share	$3.96	$4.33	$3.68	$6.88
Adjusted diluted income per share	$3.96	$4.12	$3.68	$6.67

Weighted average diluted shares outstanding	307	350	310	356

(a)Income taxes for the three and six months ended June 30, 2025 were calculated by applying a federal statutory rate and a blended state tax rate to the pre-tax adjustments after non-controlling interest. The corresponding adjustments to reported income taxes are shown in the table above.

Adjusted EBITDA
Amounts included in net income (loss) attributable to MPC and excluded from adjusted EBITDA include (i) net interest and other financial costs; (ii) provision/benefit for income taxes; (iii) noncontrolling interests; (iv) depreciation and amortization; (v) refining planned turnaround costs and (vi) other adjustments as deemed necessary, as shown in the table below. We believe excluding turnaround costs from this metric is useful for comparability to other companies as certain of our competitors defer these costs and amortize them between turnarounds.
Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. Adjusted EBITDA should not be considered as a substitute for, or superior to income (loss) from operations, net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
Reconciliation of Net Income Attributable to MPC to Adjusted EBITDA (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Net income attributable to MPC	$1,216	$1,515	$1,142	$2,452
Net income attributable to noncontrolling interests	394	440	814	815
Provision for income taxes	268	373	305	666
Net interest and other financial costs	319	194	623	373
Depreciation and amortization	789	838	1,582	1,665
Renewable Diesel JV depreciation and amortization	23	23	45	45
Refining & Renewable Diesel planned turnaround costs	275	183	740	831
Renewable Diesel JV planned turnaround costs	2	—	10	—
Gain on sale of assets	—	(151)	—	(151)
Adjusted EBITDA	$3,286	$3,415	$5,261	$6,696

Refining & Marketing Margin
Refining & Marketing margin is defined as sales revenue less cost of refinery inputs and purchased products. We use and believe our investors use this non-GAAP financial measure to evaluate our Refining & Marketing segment’s operating and financial performance as it is the most comparable measure to the industry’s market reference product margins. This measure should not be considered a substitute for, or superior to, Refining & Marketing gross margin or other measures of financial performance prepared in accordance with GAAP, and our calculation thereof may not be comparable to similarly titled measures reported by other companies.
Reconciliation of Refining & Marketing Segment Adjusted EBITDA to Refining & Marketing Gross Margin and Refining & Marketing Margin (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Refining & Marketing segment adjusted EBITDA	$1,890	$2,022	$2,379	$4,008
Plus (Less):
Depreciation and amortization	(405)	(453)	(811)	(897)
Refining planned turnaround costs	(250)	(182)	(704)	(829)
Selling, general and administrative expenses	667	656	1,291	1,271
Income from equity method investments	(3)	(7)	(8)	(17)
Net gain on disposal of assets	—	—	—	—
Other income	(51)	(49)	(119)	(293)
Refining & Marketing gross margin	1,848	1,987	2,028	3,243
Plus (Less):
Operating expenses (excluding depreciation and amortization)	2,803	2,606	5,787	5,715
Depreciation and amortization	405	453	811	897
Gross margin excluded from and other income included in Refining & Marketing margin(a)	(98)	(106)	(168)	(179)
Other taxes included in Refining & Marketing margin	(63)	(73)	(133)	(132)
Refining & Marketing margin	$4,895	$4,867	$8,325	$9,544

Refining & Marketing margin by region:
Gulf Coast	$1,845	$1,882	$3,072	$3,802
Mid-Continent	1,970	1,928	3,360	3,784
West Coast	1,080	1,057	1,893	1,958
Refining & Marketing margin	$4,895	$4,867	$8,325	$9,544

(a)Reflects the gross margin, excluding depreciation and amortization, of other related operations included in the Refining & Marketing segment and processing of credit card transactions on behalf of certain of our marketing customers, net of other income.

Renewable Diesel Margin
Renewable Diesel margin is defined as sales revenue plus value attributable to qualifying regulatory credits earned during the period less cost of renewable inputs and purchased product costs. We use and believe our investors use this non-GAAP financial measure to evaluate our Renewable Diesel segment’s operating and financial performance. This measure should not be considered a substitute for, or superior to, Renewable Diesel gross margin or other measures of financial performance prepared in accordance with GAAP, and our calculation thereof may not be comparable to similarly titled measures reported by other companies.
Reconciliation of Renewable Diesel Segment Adjusted EBITDA to Renewable Diesel Gross Margin and Renewable Diesel Margin (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2025	2024	2025	2024
Renewable Diesel segment adjusted EBITDA	$(19)	$(27)	$(61)	$(117)
Plus (Less):
Depreciation and amortization	(18)	(17)	(36)	(33)
JV depreciation and amortization	(23)	(23)	(45)	(45)
Planned turnaround costs	(25)	(1)	(36)	(2)
JV planned turnaround costs	(2)	—	(10)	—
Selling, general and administrative expenses	9	14	18	28
Income from equity method investments	(18)	(12)	(34)	(25)
Other income	(8)	—	(11)	—
Renewable Diesel gross margin	(104)	(66)	(215)	(194)
Plus (Less):
Operating expenses (excluding depreciation and amortization)	114	64	212	150
Depreciation and amortization	18	17	36	33
Martinez JV depreciation and amortization	21	22	42	43
Renewable Diesel margin	$49	$37	$75	$32